EXHIBIT 4.9

AMENDMENT NO. 1 AND AGREEMENT

This AMENDMENT NO. 1 AND AGREEMENT, dated as of September 15, 2004, (this “Amendment No. 1”), by and between VERTICAL HEALTH SOLUTIONS, INC., a Florida corporation (the “Parent”), VERTICAL HEALTH VENTURES, INC., a Delaware Corporation (the “Company”) and wholly owned subsidiary of the Parent and LAURUS MASTER FUND, LTD., a Cayman Islands company (“Laurus”).

Reference is made to (i) the Securities Purchase Agreement, dated as of May 27, 2004, among the Parent, the Company and Laurus (as amended, modified or supplemented from time to time, the “Securities Purchase Agreement”) and (ii) the By-Laws of the Company (as amended, modified or supplemented from time to time, the “By-Laws”). Unless otherwise indicated, capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Securities Purchase Agreement.

NOW, THEREFORE, in consideration of the above, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. The reference to “$1.67” set forth in the first WHEREAS clause of the Securities Purchase Agreement is hereby deleted and the amount “$0.65” is hereby is hereby inserted in lieu thereof.

2. Section 6.2 of the Securities Purchase Agreement is hereby deleted in its entirety and the following Section 6.2 is hereby inserted in lieu thereof:

“6.2 Listing. The Company’s shares of Common Stock issuable upon conversion of the Series A Preferred and upon the exercise of the Warrant are listed on the NASD OTCBB (together with such other market acceptable to the Purchaser, the “Principal Market”) as of the date hereof and, subject to the last sentence of this Section, the Company shall maintain such on a Principal Market so long as any other shares of Common Stock shall be so listed. The Company will maintain the listing of its Common Stock on a Principal Market, and will comply in all material respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the National Association of Securities Dealers (“NASD”) and such exchanges, as applicable.”

3. The Company and Laurus hereby agree that Section 10.1 of the By-Laws may be amended to read in its entirety as follows:

“Section 10.1. Dissolution and Winding up of the Corporation. The Corporation shall cease doing business and immediately dissolve, wind up its affairs and distribute its assets without further action on the part of the Board of Directors or the shareholders of the Corporation (to the fullest extent permitted by the Certificate of

Incorporation consistent with General Corporation Law of the State of Delaware, as amended from time to time); upon the occurrence of the following events (each of the following, an “Event of Default”): (i) the Parent shall no longer be listed on a Principal Market as defined below; (ii) the Parent shall fail to pay any dividend on the capital stock of Corporation, and such failure to pay dividends shall occur twice within any six month period; (iii) the Parent shall not comply with a request from a holder of the preferred stock of the Corporation to convert such preferred stock into the Parent’s common stock and such failure to convert such shares shall continue for twenty (20) days; (iv) the Parent shall fail to complete an effective registration statement registering shares of its common stock underlying (a) the conversion of the Corporation’s preferred stock or (b) any warrants issued to holders of the Corporation’s preferred stock, in either case, by August 27, 2004 and (v) if, on any date occurring on or after May 27, 2007, the Parent’s common stock shall fail to be listed on the NASD Over the Counter Bulletin Board, the NASDAQ SmallCap Market, NASDAQ National Market System, the American Stock Exchange or the New York Stock Exchange (each, a “Principal Market”) and the closing price of the Parent’s common stock on such Principal Market shall be fail to be at least $.79 for five (5) of the trailing twenty (20) trading days prior to such date.”

4. The Company and the Parent hereby agree to, on or prior to September 22, 2004, file a post-effective amendment to its Registration Statement (the “Post-Effective Amendment”) relating to the Certificate of Designations and the Securities Purchase Agreement, to ensure that a sufficient number of shares of Common Stock of the Company and the Parent are registered under such Registration Statement, assuming (x) the full conversion of Series A Preferred Stock (after giving effect to the adjustments to the Fixed Conversion Price as set forth in Section 1 above) and (y) the complete exercise of all warrants issued to Laurus in connection with the issuance of the Series A Preferred Stock.

5. Laurus, the Company and the Parent hereby agree that as promptly as practicable following the declaration by the Securities and Exchange Commission that the Post-Effective Amendment is effective, Laurus shall convert into Common Stock of the Company (x) dividends that have accrued prior to September 1, 2004 in connection with the Series A Preferred Stock in an aggregate amount of $66,972.22 (the “Accrued Dividend Amount”) and (y) a stated amount of Series A Preferred Stock equal to $33,027.78.

6. The Company shall promptly and in any event no later than 2 business days after the date hereof file an amendment to the Certificate of Designations of the Company in the form of Exhibit A hereto with the Secretary of State of the State of Delaware reflecting the change to the Conversion Price referred to in Section 1 of this Amendment No. 1.

7. This Amendment No. 1 shall be effective as of the date hereof following the execution of same by each of the Company, the Parent and Laurus.

8. There are no other amendments to the By-Laws or the Securities Purchase Agreement, and all of the other forms, terms and provisions of the By-Laws and Securities Purchase Agreement shall remain in full force and effect.

9. The Company and the Parent hereby represent and warrants to Laurus that as of the date hereof all representation, warranties and covenants made by the Company and the Parent in connection with the By-Laws and Securities Purchase Agreement are true correct and complete and all of Company’s and the Parent’s covenants requirements have been met.

10. This Amendment No. 1 shall be binding upon the parties hereto and their respective successors and permitted assigns and shall inure to the benefit of and be enforceable by each of the parties hereto and its successors and permitted assigns. THIS AMENDMENT NO. 1 SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK. This Amendment No. 1 may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument.

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IN WITNESS WHEREOF, each of the Parent, the Company and Laurus has caused this Amendment No. 1 signed in its name effective as of this 15th day of September, 2004.

VERTICAL HEALTH SOLUTIONS, INC.

By:	/s/ STEPHEN WATTERS
Name: Stephen Watters
Title: CEO

VERTICAL HEALTH VENTURES, INC.

By:	/s/ STEPHEN WATTERS
Name: Stephen Watters
Title: CEO

LAURUS MASTER FUND, LTD.

By:	/s/ DAVID GRIN
Name: David Grin
Title: Fund Manager